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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
FEBRUARY 18, 1998                                          CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


          CHESAPEAKE ENERGY CORPORATION AND HUGOTON ENERGY CORPORATION
              SET SHAREHOLDER MEETINGS SEEKING APPROVAL OF MERGER

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 18, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) and Hugoton Energy Corporation (NASDAQ:HUGO) today announced special shareholder meetings have been set for votes on proposals that would provide for Hugoton to become a wholly-owned subsidiary of Chesapeake.

Both meetings have been scheduled for 10:00 a.m. CST March 10, 1998 for shareholders of record at the close of business on February 18. Proxies and a Joint Proxy Statement/Prospectus have been mailed to shareholders of both companies. For shareholders planning to vote in person, the Hugoton meeting will be held at its offices located at 301 N. Main, Suite 1900, Wichita, Kansas and the Chesapeake meeting will be held at its offices located at 6100 North Western Avenue, Oklahoma City, Oklahoma.

The companies announced on November 13, 1997, that they had entered into a definitive merger agreement providing for Chesapeake to merge with Hugoton in a stock-for-stock transaction. The merger agreement provided for a fixed exchange rate of 1.3 shares of Chesapeake common stock for each share of Hugoton common stock which would equate to $8.45 for each share of Hugoton stock, based on Tuesday's closing price of $6.50 for Chesapeake's stock. Both companies' boards of directors have approved the proposals, determined them to be in the best interests of the shareholders of both companies and are recommending shareholder approval.

The merger of these two Mid-Continent headquartered companies will create a substantial exploration and production company with both a high-impact exploration drilling program and a long-lived reserve base. Proforma for the Hugoton transaction and Chesapeake's previously announced acquisition of the Mid-Continent properties of DLB Oil & Gas, Inc., Chesapeake's proved reserves will be approximately 950 billion to one trillion cubic feet of natural gas equivalent reserves.


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Chesapeake Energy Corporation and Hugoton Energy Corporation are independent oil and natural gas producers headquartered in Oklahoma City, Oklahoma and Wichita, Kansas, respectively. The companies' operations are focused on exploratory and developmental





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drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and the business and prospects of the combined companies, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended June 30, 1997.





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